Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in HarborOne Bancorp, Inc.’s Registration Statement Nos. 333-233292 and 333-249324 on Forms S-8 of our report dated March 13, 2020 relating to the consolidated financial statements of HarborOne Bancorp, Inc. for the year ended December 31, 2019 appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Wolf & Company, P.C.

March 10, 2022